PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made between AMERICAN REPUBLIC REALTY FUND I, a Wisconsin limited partnership (the "Seller"), and FOUR WINDS HOLDINGS, LLC, a Florida limited liability company (the "Purchaser").

In consideration of the mutual covenants and representations herein contained, Seller and Purchaser agree as follows:

1.
PURCHASE AND SALE

1.1Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the following described property (herein collectively called the "Property"):

(a)Land.  That certain tract of land (collectively, the "Land") situated in Jacksonville, Clay County, Florida, being more particularly described on Exhibit "A" attached hereto and incorporated herein by reference;

(b)Improvements. All improvements on the Land, consisting of an apartment community and related amenities commonly known to Seller as "Four Winds Apartments" (the "Improvements");

(c)Leases.  All leases (the "Leases") of any portion of the Improvements, and all tenant, pet or other security deposits collected from any tenants as provided for under the Leases and not previously applied by Seller as provided in the Leases;

(d)Tangible Personal Property.  All appliances, fixtures, equipment, machinery, furniture, carpet, drapes, keys and other personal property, if any, owned by Seller and located on or about the Land and Improvements and used exclusively in the operation and maintenance thereof (the "Tangible Personal Property").

(e)Intangible Property.  All of Seller's right, title and interest in all intangible property (the "Intangible Property"), if any, pertaining to the Land, the Improvements, or the Tangible Personal Property or the use thereof, including without limitation, transferable telephone exchange numbers, transferable service contracts (the "Contracts") which Purchaser elects in writing during the Inspection Period to assume, transferable warranties (the "Warranties"), transferable licenses or permits, tradenames, and all plans and specifications, floor plans and landscape plans in the possession of Seller;

(f)Easements. All easements, if any, benefiting the Land or the Improvements (the "Easements"); and

(g)Rights and Appurtenances.  All of Seller's right, title and interest in all rights and appurtenances, if any, pertaining to the foregoing, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the "Rights and Appurtenances").

2.
PURCHASE PRICE

2.1Purchase Price.  The purchase price (the "Purchase Price") for the Property shall be TEN MILLION FOUR HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($10,450,000.00) and shall be paid by Purchaser to Seller in immediately available funds at the Closing. The Purchase Price is allocated among the property comprising the Property as follows: Eighty percent (80%) of the Purchase Price is allocated to Land, real property and Improvements, and twenty percent (20%) of the Purchase Price is allocated to personal property.

3.
EARNEST MONEY

3.1Earnest Money.  Purchaser shall deliver to the Title Company (as defined in Section 6.1) within two (2) business days following delivery to the Title Company of an executed counterpart of this Agreement by Seller and Purchaser, the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) by wire transfer of immediately available funds (the " Initial Earnest Money"). If this Agreement is not terminated during the Inspection Period, prior to the expiration of the Inspection Period, Purchaser shall deliver to the Title Company an additional sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) by wire transfer of immediately available funds (the "Additional Earnest Money") (bringing the total Earnest Money on deposit to One Hundred Fifty Thousand and No/100 Dollars ($150,000.00)). The Initial Earnest Money and, when deposited, the Additional Earnest Money is referred to as the "Earnest Money" in this Agreement. The Earnest Money shall be invested by the Title Company in a short-term interest-bearing account at a financial institution acceptable to Seller and Purchaser insured by the Federal Deposit Insurance Corporation.  Seller shall have the right and option of terminating this Agreement if any portion of the Earnest Money is not delivered to the Title Company within the time limits set forth above.  The interest derived from investment of the Earnest Money shall be added to and become a part of the Earnest Money and shall be disbursed by the Title Company to the party who is entitled to receive the Earnest Money in accordance with the applicable provisions hereof.  If the sale of the Property is consummated pursuant to the terms of this Agreement, the Earnest Money shall be applied by Seller to the payment of Purchase Price at the Closing. Notwithstanding any provision in this Agreement to the contrary, the Initial Earnest Money shall be non-refundable to Purchaser under all events and circumstances upon deposit with the Title Company except in the event that Purchaser discovers during the Inspection Period that (i) Seller does not own marketable title to the Property the Permitted Encumbrances, (ii) the Updated Survey depicts any materially adverse matter that is not depicted on the Survey provided to Purchaser, or (iii) any materially adverse environmental condition exists on the Property. Upon expiration of the Inspection Period the balance of the Earnest Money shall become non-refundable to Purchaser under all events and circumstances except if the Earnest Money is subsequently refundable to Purchaser pursuant to Sections 7.1,7.2 or 8.1 hereof. Unless the Earnest Money is refundable to Seller as provided in this Agreement, the Earnest Money shall be distributed to Seller upon the termination of this Agreement prior to Closing.

4.
SURVEY, TITLE AND CONDITIONS TO CLOSING

4.1Survey.  Within five (5) days from the Effective Date, Seller will deliver to Purchaser a copy of the latest survey of the Land and Improvements obtained by Seller in connection with Seller's latest financing of the Property (the "Survey").  In the event Purchaser requires an update, recertification or other modification of the Survey, Purchaser may, at Purchaser's expense, subject to reimbursement from Seller at the Closing as provided in Section 6.7 below, obtain such update, modification or recertification of the Survey (the "Updated Survey").  Purchaser shall promptly deliver to Seller a copy of any update, modification or recertification of the Survey obtained by Purchaser and Purchaser shall cause the certification on the updated, modified or recertified Survey to be addressed to include Seller.  If the Survey or Updated Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter affecting the Property that is unacceptable to Purchaser, Purchaser shall prior to expiration of the Inspection Period (as hereinafter defined), notify Seller in writing of such fact and the reasons therefor (the "Purchaser's Survey Objections").  If Purchaser fails to notify Seller of any such Purchaser's Survey Objections and the reasons such items are unacceptable to Purchaser, upon the expiration of the Inspection Period, Purchaser shall be deemed to have accepted the form and substance of the Survey and Updated Survey and all matters shown thereon and such matters shall be included in the term "Permitted Encumbrances."  Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Purchaser's Survey Objections.  If Seller is unable or unwilling to eliminate or modify or commit in writing to so eliminate or modify prior to Closing the Purchaser's Survey Objections to the reasonable satisfaction of Purchaser, Purchaser may (as its sole and exclusive remedy) (i) terminate this Agreement by notice in writing to Seller prior to the expiration of the Inspection Period, or (ii) may accept such title to the Property as Seller can deliver without any reduction in Purchase Price, in which event such uncured Purchaser's Survey Objections shall be included in the term "Permitted Encumbrances."  If Purchaser does not elect to terminate this Agreement within the period described in the immediately-preceding sentence, Purchaser shall be deemed to have accepted the form and substance of the Survey and Updated Survey and all uncured matters shown thereon (including, without limitation, the Purchaser's Survey Objections) and such matters shall be included in the term "Permitted Encumbrances."  In the event of a termination pursuant to this Section 4.1, the parties shall have no further rights or obligations hereunder and the Earnest Money shall be returned to Purchaser upon satisfaction of the conditions set forth in Section  10.12 hereof.

4.2Owner's Title Policy Commitment.  Seller shall obtain and deliver to Purchaser, within fifteen (15) days after the Effective Date, a commitment for an ALTA Owner's policy of title insurance (herein called the "Title Commitment") issued by the Title Company, showing title to the Property in its present status and committing to issue an Owner's title policy to Purchaser at the Closing, together with the best available copies of all documents listed as exceptions in the Title Commitment.  If any exceptions appear in the Title Commitment that affect the Property and that are unacceptable to Purchaser, Purchaser shall prior to the expiration of the Inspection Period, notify Seller in writing of such fact and the reasons therefor (the "Purchaser's Title Objections"). If Purchaser fails to notify Seller of any such Purchaser's Title Objections and the reasons such objections are unacceptable to Purchaser, upon the expiration of the Inspection Period, Purchaser shall be deemed to have accepted all exceptions to title and all other matters shown on the Title Commitment and all such exceptions and all other matters shown on the Title Commitment shall be included in the term "Permitted Encumbrances."  Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify Purchaser's Title Objections; provided, however, Seller shall be obligated to satisfy or discharge any monetary lien or encumbrance for a liquidated amount affecting the Property created by, through, or under Seller, except for the liens to be assumed by Purchaser as a part of the Purchase Price.  If Seller is unable or unwilling to eliminate or modify or commit in writing to so eliminate or modify prior to Closing Purchaser's Title Objections to the reasonable satisfaction of Purchaser, other than as set forth above, Purchaser may (as its sole and exclusive remedy) (i) terminate this Agreement by giving notice in writing to Seller prior to the expiration of the Inspection Period, or (ii) accept such title as Seller can deliver without any reduction in Purchase Price, in which event, such uncured Purchaser's Title Objections shall be included in the term "Permitted Encumbrances."  If Purchaser does not elect to terminate this Agreement within the period described in the immediately preceding sentence, Purchaser shall be deemed to have accepted all then uncured exceptions to title and all such exceptions and matters shall be included in the term "Permitted Encumbrances."  In the event of a termination pursuant to this Section 4.2, the parties shall have no further rights or obligations hereunder and the Earnest Money shall be returned to Purchaser upon satisfaction of the conditions set forth in Section 10.12 hereof.  The term "Permitted Encumbrances" as used herein includes: (i) any easement, right-of-way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant or other matter with respect to the Property that is reflected or addressed on the Survey, Updated Survey, or the Title Commitment to which Purchaser fails to timely object pursuant to Sections 4.1 and 4.2 of this Agreement, (ii) any of Purchaser's Survey Objections or Purchaser's Title Objections that remain uncured, other than set forth above, for whatever reason, at the Closing Date, and (iii) the rights of parties claiming under the Leases.

4.3Delivery of Information.  Within five (5) days from the Effective Date, Seller shall furnish or cause to be furnished to Purchaser, to the extent such items are within Seller's possession and to the extent such items have not previously been furnished to Purchaser, copies of all items listed on Exhibit "B" hereto (the "Delivery Items").  PURCHASER ACKNOWLEDGES THAT THE DELIVERY ITEMS AND ANY INFORMATION CONTAINED THEREIN AND ANY REPORTS OR OTHER INFORMATION SUBSEQUENTLY PROVIDED BY SELLER OR SELLER'S AGENTS ARE PROVIDED BY SELLER TO PURCHASER AS A COURTESY AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT VERIFIED THE ACCURACY OF ANY INFORMATION IN THE DELIVERY ITEMS OR REPORTS OR OTHER INFORMATION AND THE DELIVERY OF SUCH REPORTS OR INFORMATION BY SELLER DOES NOT CONSTITUTE A REPRESENTATION OF ANY KIND (EXPRESSED OR IMPLIED) BY SELLER OF THE TRUTH, ACCURACY OR COMPLETENESS OF SUCH INFORMATION AND PURCHASER AGREES TO LOOK TO ITS OWN INSPECTIONS AND STUDIES TO DETERMINE SUCH MATTERS.  Purchaser may request from Seller, from time to time during the pendency of this Agreement, but not more often than monthly, financial reports regarding the operation of the Property in the form produced by the software system used by Seller's management company.  Seller will instruct its management company to promptly provide such information and reports to Purchaser.  Purchaser acknowledges and agrees that all information obtained from such material is confidential and Purchaser agrees to keep such information confidential and to prevent its dissemination except to persons or entities or agents of Purchaser who are assisting Purchaser in connection with this transaction.  Seller agrees as a courtesy to Purchaser to cooperate with Purchaser by making available to Purchaser, either at the Property or at Seller's offices, any other information in Seller's possession relating to the Property.

4.4Inspection.  Purchaser may inspect:  (i) the Property, (ii) all financial records pertaining to the Property, (iii) all contracts, if any, in the possession of Seller or its management company, pertaining to the Property as of the date of this Agreement including, but not limited to, management contracts, service contracts, equipment leases and maintenance contracts, (iv) all warranties, if any, regarding the Property as of the date of this Agreement, in the possession of Seller or its management company, (v) copies of the as-built plans and specifications for the Property, if any, in the possession of Seller or its management company, and (vi) copies of all permits or licenses issued by any governmental authorities or utility companies in connection with the occupancy and use of the Improvements, including certificates of occupancy, if any, in the possession of Seller or its management company, at any reasonable time during business hours beginning on the Effective Date and ending 5:00 p.m., Jacksonville, Florida time, on March 30, 2007 (the "Inspection Period"); provided that (i) the Property is not damaged by Purchaser, (ii) the Property is left in as good a condition as which Purchaser found the Property, (iii) no tenant of Seller is unreasonably disturbed, (iv) no employee, independent contractor or representative of Seller is interfered with or harassed, and (iv) such inspection does not interfere with Seller's operation of the Property.  The inspection rights afforded herein are expressly made subject to the rights of tenants under the Leases.  All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be solely at Purchaser's expense.  Seller shall cooperate with Purchaser in all reasonable respects in making such inspections; however, Seller shall not be required to spend any sums to cooperate with Purchaser.  Seller hereby reserves the right to have a representative of Seller present at the time any such inspection is made.  Purchaser shall notify Seller not less than forty-eight (48) hours in advance of and shall obtain the tenant's consent prior to making any inspection of the interiors of occupied units of the Property.  Purchaser shall notify Seller not less than twenty-four (24) hours in advance of making any inspection of the interiors of unoccupied units of the Property.  In making any inspection hereunder, Purchaser will treat and will cause any representative of Purchaser to treat all information obtained by Purchaser pursuant to the terms of this Agreement and the examinations, studies, reports and inspections conducted by or on behalf of Purchaser with respect to the Property confidential as information and Purchaser agrees to keep such information confidential and to prevent its dissemination except that Purchaser may disclose such information to its agents and contractors assisting Purchaser in its inspections.  PURCHASER AGREES TO INDEMNIFY, DEFEND, PROTECT, SAVE AND HOLD SELLER, ITS PARTNERS, TENANTS, CONTRACTORS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, MANAGERS, REPRESENTATIVES AND AGENTS HARMLESS FROM AND AGAINST ANY AND ALL INJURIES, LOSSES, LIENS, SUITS, CAUSES OF ACTION, CLAIMS, JUDGMENTS, LIABILITIES, COSTS, EXPENSES OR DAMAGES (INCLUDING ATTORNEY'S FEES AND EXPENSES AND COURT COSTS INCURRED IN CONNECTION WITH ENFORCING THIS INDEMNITY OR OPPOSING ANY SUCH CLAIMS, INJURIES, LOSSES OR DAMAGES) SUSTAINED BY OR THREATENED AGAINST SELLER WHICH RESULT FROM OR ARISE OUT OF ANY INSPECTIONS BY PURCHASER OR ITS AUTHORIZED REPRESENTATIVES PURSUANT TO THIS AGREEMENT OR PURCHASER'S OR ITS AUTHORIZED REPRESENTATIVES ENTRY ON THE PROPERTY PRIOR TO THE CLOSING, WHICH OBLIGATIONS SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE CLOSING OF TRANSACTION EVIDENCED BY THIS AGREEMENT.  If Purchaser determines for any reason that the Property is deficient for its intended use by Purchaser in any respect, in Purchaser's sole and absolute discretion, Purchaser may elect to terminate this Agreement by delivering written notice thereof to Seller prior to the expiration of the Inspection Period; in which event, Purchaser shall deliver to Seller and any and all documents furnished to Purchaser in Section 4.3 above.  Except as hereinafter provided, Purchaser acknowledges that Seller has no obligation whatsoever to undertake any remedial work or other curative action as a result of Purchaser's inspections.  If Seller receives timely notice of termination pursuant to this Section 4.4, except for obligations which survive such termination as expressly set forth herein (including, without limitation, the delivery of the information furnished pursuant to Section 4.3 above to Seller and the indemnity obligations of Purchaser), the parties shall have no further rights or obligations hereunder and the Earnest Money shall be returned to Purchaser upon compliance with the conditions set forth in Section 10.12 hereof.  If Purchaser fails to terminate this Agreement pursuant to this Section 4.4, then upon expiration of the Inspection Period Purchaser shall be deemed to have accepted the condition of the Property and Purchaser shall have no further right to terminate this Agreement and receive a return of the Earnest Money except pursuant to the provisions of Sections 7.1, 7.2 and 8.1 of this Agreement.

4.5Property Information from Seller's Agents.  Subsequent to the Effective Date of this Agreement, Purchaser may request from Seller's agents (broker, property manager, contractors, or similar individuals or entities engaged by Seller relating to or involving the Property) information or opinions regarding the Property or some aspect of the Property, its history, operation, reports, condition or prospects for future use or development by Purchaser.  While Seller is willing to cooperate with Purchaser, and Seller as a courtesy to Purchaser has instructed its agents and contractors to cooperate with Purchaser, such information or opinions are provided to Purchaser as a courtesy only and SELLER IS UNWILLING TO SELL THE PROPERTY UNLESS SELLER IS RELEASED, AND SELLER IS

HEREBY RELEASED, FROM LIABILITY BY PURCHASER FOR (i) STATEMENTS OR OPINIONS MADE BY OR INFORMATION FURNISHED BY SELLER'S AGENTS UNLESS THE INFORMATION OR OPINIONS ARE EXPRESSLY INCORPORATED AS SELLER REPRESENTATIONS INTO THE CLOSING DOCUMENTS EXECUTED BY SELLER OR EXPRESSLY SET FORTH IN THIS AGREEMENT, OR (ii) INFORMATION WITHHELD BY SELLER'S AGENTS UNLESS SUCH INFORMATION WAS WITHHELD AT THE EXPRESS DIRECTION OF THE GENERAL PARTNER OF SELLER.

5.
NO REPRESENTATIONS OR WARRANTIES BY SELLER

5.1Disclaimer of Warranties.  Purchaser hereby represents, agrees and acknowledges that:

(i)Purchaser is purchasing the Property, and the Property shall be conveyed and transferred to Purchaser, "AS IS, WHERE IS, AND WITH ALL FAULTS" and specifically and expressly without any warranties, representations, or guarantees, either express or implied, of any kind, nature, or type whatsoever from or on behalf of Seller except as expressly incorporated as Seller representations set forth the Closing Documents executed by Seller or in this Agreement.  Purchaser further acknowledges and agrees there are no oral agreements, warranties or representations collateral to or affecting the Property by Seller, any agent of Seller or any third party.  The terms and provisions of this Section 5.1 shall expressly survive the Closing, not merge with the provisions of any Closing Documents, and shall be specifically incorporated into the Deed.  Seller is further not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are expressly incorporated as Seller representations in the Closing Documents executed by Seller or this Agreement.  Purchaser acknowledges that it has not relied, and is not relying, on any information, document, sales brochures, or other literature, maps or sketches, projection, pro forma, statement, representation, guarantee, or warranty (whether express or implied, or oral or written, or material or immaterial) that may have been given by, or made by, or on behalf of, Seller unless expressly incorporated as Seller representations in the Closing Documents executed by Seller or this Agreement.  Purchaser further acknowledges that, except as incorporated as Seller representations in the Closing Documents executed by Seller or this Agreement, Seller has not made independent investigation as to the accuracy or completeness of, the methods used to compile, or the qualifications of any person preparing any information or documents provided by Seller to Purchaser with respect to the Property or this Agreement.

(ii)Purchaser shall not be entitled to, and should not rely on, Seller or Seller's agents as to (A) the quality, nature, adequacy, or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property, if any; (B) the quality, nature, adequacy, or physical condition of soils or the existence of ground water at the Property; (C) the existence, quality, nature, adequacy, or physical condition of any utilities serving the Property; (D) the development potential of the Property, its habitability, merchantability or fitness, suitability, or adequacy of the Property for any particular purpose; (E) the zoning or other legal status of the Property; (F) the Property's or its operations' compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions, or restrictions of any governmental or quasi-governmental entity, or of any other person or entity; (G) the quality of any labor or materials relating in any way to the Property; (H) the condition of title to the Property, or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservations, covenant, condition, restriction, or any other matter affecting title to the Property; or (I) the accuracy of the Survey, or any update thereof, or the depiction of any improvement or other matter thereon.

(iii)  UNLESS EXPRESSLY INCORPORATED AS SELLER REPRESENTATIONS IN THE CLOSING DOCUMENTS EXECUTED BY SELLER OR THIS AGREEMENT, SELLER HAS NOT, DOES NOT, AND WILL NOT, WITH RESPECT TO THE PROPERTY, MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY, OR MARKETABILITY OF THE PROPERTY.

(iv)UNLESS EXPRESSLY INCORPORATED AS SELLER REPRESENTATIONS IN THE CLOSING DOCUMENTS EXECUTED BY SELLER OR THIS AGREEMENT, SELLER HAS NOT, DOES NOT, AND WILL NOT, MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING, OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE;

(v)Purchaser has had and will have, pursuant to this Agreement, an adequate opportunity to make such legal, factual, and other inquiries and investigations as it deems necessary, desirable, or appropriate with respect to the Property.  PURCHASER EXPRESSLY ACKNOWLEDGES THAT IT IS SPECIFICALLY RELYING UPON SUCH INSPECTIONS AND INVESTIGATIONS IN MAKING ITS DETERMINATION TO ACQUIRE THE PROPERTY.  Purchaser further acknowledges that it is relying upon the conclusions and advice of its own experts, consultants and professionals in evaluating the feasibility and desirability of the Property for Purchaser's use, and that the availability of the rights to investigate and inspect the Property, and Purchaser's corresponding reliance upon the results of such investigations and inspections, were a material factor in the determination of the purchase price for the Property.  Such inquiries and investigations of Purchaser shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the condition of the Property, the existence of any wood-destroying organisms on the Property, such state of facts as an accurate survey and inspection would show, the present and future zoning ordinances, resolutions, and regulations of the city, county, and state where the Property is located, and the value and marketability of the Property.  Purchaser further acknowledges and agrees that upon Closing Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser's inquiries and inspections; and

(vi)Without in any way limiting the generality of the preceding subparagraphs (i) through (v), Purchaser specifically acknowledges and agrees that it hereby waives, releases, and discharges any claim it has, might have had, or may have against Seller, its partners, employees, agents, officers, successors and assigns (including any actual or potential claim against Seller, its partners, employees, agents, officers, successors and assigns based upon contractual and/or statutory actions for contribution or indemnity) with respect to the condition of the Property, either patent or latent, its ability or inability to obtain or maintain either temporary or final certificates of occupancy, or other licenses for the use or operation of the Property and/or certificates of compliance for the Property, the actual or potential income or profits to be derived from the

Property, the real estate taxes or assessments now or hereafter payable thereon, the compliance with any environmental protection, pollution or land use laws, rules, regulations, or requirements, and any other state of facts which exist with respect to the Property, except if such claims are based upon a breach of Seller's representations expressly set forth in this Agreement or in the Closing Documents to be executed by Seller. SUCH WAIVER, RELEASE AND DISCHARGE OF SELLER, ITS PARTNERS, EMPLOYEES, AGENTS, OFFICERS, SUCCESSORS AND ASSIGNS FOR ACTUAL OR POTENTIAL CLAIMS SHALL ALSO INCLUDE ANY ACTUAL OR POTENTIAL CLAIMS BASED ON SELLER'S NEGLIGENCE IN WHOLE OR IN PART OR BASED ON STRICT LIABILITY.

6.
CLOSING

6.1Closing.  The Closing ("Closing") shall be held at the offices of Chicago Title Insurance Company, 2001 Bryan Street, Suite 1700, Dallas, Texas 75201, Attn: Joycelyn Armstrong (the "Title Company") at 10:00 a.m., on or before May 16, 2007 (the "Closing Date").  Purchaser may extend the Closing Date for one (1) period of thirty (30) days upon compliance with the terms and conditions set forth herein.  If Purchaser desires to extend the Closing Date, Purchaser must (i) provide Seller written notice of its election to extend the Closing Date on or before ten (10) days prior to the originally scheduled Closing Date, (the "Extension Notice Date"), (ii) pay to Seller by immediately available funds the amount of Fifty Thousand and No/100 Dollars ($50,000.00) (the "Extension Fee") on or before the Extension Notice Date, and (iii) on or before the expiration of the Extension Notice Date provide to Seller copies of all surveys, environmental reports, engineering or inspection reports, and appraisals obtained by Purchaser or Purchaser's proposed lenders and in Purchaser's possession with respect to the Property to date.  Upon receipt by Seller, the Extension Fee shall be deemed earned by Seller and shall be non-refundable to Purchaser in all events and under all circumstances.  Any Extension Fee received by Seller shall be applied to the Purchaser Price at Closing.  In no event shall Seller be obligated to pay, account for, or accrue for the benefit of Purchaser any interest or other sum on any portion of the Extension Fee earned by and in the hands of Seller pursuant to this Section 6.1.

6.2Seller's Obligations at Closing.  At Closing, Seller shall deliver to Purchaser the following documents:

(a)Deed.  Special Warranty Deed (the "Deed") executed by Seller conveying the Land and Improvements to Purchaser subject to no exceptions other than the Permitted Encumbrances, in the form attached to this Agreement as Exhibit "C";

(b)Bill of Sale.  Bill of Sale and Assignment (the "Bill of Sale") executed by Seller assigning to Purchaser the Tangible Personal Property and Seller's right, title and interest in and to the Intangible Property, in the form attached to this Agreement as Exhibit "D";

(c)Assignment of Leases.  Assignment of Leases and Assumption Agreement ("Assignment of Leases") executed by Seller assigning to Purchaser the Leases, in the form attached to this Agreement as Exhibit "E";

(d)Evidence of Authority.  Evidence reasonably satisfactory to Purchaser and the Title Company of the authority of the person signing the Deed and other documents to be executed by Seller at Closing and the power and authority of Seller to convey the Property to Purchaser in accordance with this Agreement;

        (e)Leases.  The originals of all Leases, in the possession of Seller or its management company, and copies of the originals where originals are not available;

(f)Contracts. The originals of all Contracts to be assumed by Purchaser in the possession of Seller or its management company;

(g)Warranties. The originals of all warranties regarding the Property, if any, in the possession of Seller or its management company;

(h)Foreign Person. An affidavit of Seller certifying that Seller is not a "foreign person," as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

(i)Keys. All keys to all locks on the Property in the possession of Seller or Seller's management company, if any;

(j)Title Policy. At Seller's expense, the base form of ALTA Owner's Policy of Title Insurance covering the Property issued by the Title Company;

(k)Other Documents.  Such other documents or instruments as may be reasonably requested by Title Company to consummate the transaction described in this Agreement, including standard Title Company affidavits;

(l)Closing Statement. A closing statement to be prepared by the Title Company and executed by Seller; and

(m)Rent Roll.  An updated rent roll (the "Rent Roll Certificate") for the Property, dated within three (3) business days of the Closing Date, certified by Seller to be true, correct and complete in all material respects as of the date of the rent roll.

6.3Purchaser's Obligations at Closing.  At Closing, Purchaser shall deliver to Seller the following:

(a)Purchase Price.  The Purchase Price and the Prepayment Premium by cashier's check or wire transfer of immediately available funds, subject to applicable prorations and credits provided for in this Agreement;

(b)Evidence of Authority.  Evidence reasonably satisfactory to Seller and the Title Company of the authority of the persons signing this Agreement and the Closing and conveyance documents described in Sections 6.3(c) and (d) below;

(c)Closing and Conveyance Documents.  Purchaser shall execute the Bill of Sale, Assignment of Leases and such other closing or conveyance documents as are required to be executed by Purchaser pursuant to the terms of this Agreement or the Exhibits attached hereto; and

(d)Other Documents.  Such other documents and instruments as may be reasonably requested by Seller or the Title Company to consummate the transaction described in this Agreement, including a closing statement to be prepared by the Title Company executed by Purchaser.

6.4Letters to Tenants.  At Closing, Seller and Purchaser shall execute and deliver to Seller for distribution by Seller a form of letter to all tenants of Leases (the "Tenant Notice Letter") stating that Purchaser has acquired the Property from Seller, that future rents should be paid as specified by Purchaser, and that Purchaser will be responsible for the tenants' security deposits, the Tenant Notice Letter to be in the form attached to this Agreement as Exhibit "F".  Purchaser and Seller shall cooperate in having their respective management companies complete a Tenant Notice Letter for each tenant and sending or delivering all of the same to the tenants.

6.5Proration.  All rents, all other amounts payable by the tenants under the Leases, income, utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date (with Purchaser deemed the owner on the day of Closing provided that Purchaser funds in immediately available funds all amounts due by Purchaser reflected on the Closing Statement by noon of the Closing Date in order to allow Seller to pay all loans and fund all other disbursements on the Closing Date, otherwise Seller shall be the owner on the Closing Date) in accordance with the following:

(a)If the Closing shall occur before rents (and all other amounts payable by the tenants under the Leases) and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents and other amounts and other income actually received by Seller.  Uncollected rents due Seller as landlord under the Leases shall not be prorated at the time of Closing, but Purchaser shall make a good faith effort to collect same on Seller's behalf and to tender the same to Seller upon receipt, provided that all rents under the Leases collected by Purchaser on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current rents and sums due Purchaser as the current owner and landlord) with the balance, if any, payable to Seller, but only to the extent of amounts delinquent and actually due Seller.

(b) If the Closing shall occur before the actual amount of utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities and other operating expenses shall be upon the basis of a reasonable estimate by Seller of such utilities and other operating expenses for such month.  Subsequent to the Closing, when the actual amount of such utilities and other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities and other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.  Seller shall not assign to Purchaser any deposits which Seller has with any of the utility services or companies serving the Property.  Purchaser shall arrange with such services and companies to have accounts opened in Purchaser's name on the Closing Date.  All public utility service in Seller's name shall be terminated as of the Closing Date.  The present insurance coverage on the Property shall be terminated as of the Closing Date, and there shall be no proration of insurance premiums.  There shall be no proration of bonuses or lump-sum payments, if any, received by Seller prior to the Effective Date of this Agreement under laundry leases, cable agreements, telecommunication agreements or other property agreements.

(c)If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the latest available tax rates and assessed valuation.  Subsequent to the Closing when the actual amount of taxes with respect to the Property for the year of Closing are determined, the parties agree to adjust the proration of such taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

(d) At the Closing, all security, pet, advance rental and other deposits made under the Leases and not previously applied by Seller as provided in the Leases shall be transferred by Seller to Purchaser by appropriate adjustments on the Closing Statement.

The agreements of Seller and Purchaser set forth in this Section 6.5 shall survive the Closing; provided, however, with respect to prorated items for which adjustment is permitted under this Section 6.5, such claim for adjustment shall be forever barred unless the party seeking an adjustment first requests the adjustment and provides written request and proof of the necessity for the adjustment to the other party within one (1) year after the Closing.

6.6 Possession.  Possession of the Property shall be delivered to Purchaser at Closing subject to the Permitted Encumbrances.

6.7Closing Costs.  Except as otherwise expressly provided herein, Seller shall pay, on the Closing Date, the base premium for a base form ALTA Owner's Policy of Title Insurance, Florida state deed stamp tax on the Deed, the cost of tax certificates, cost of recording all documentation necessary to evidence the cancellation or satisfaction of the existing indebtedness of Seller encumbering the Property, and one-half (1/2) of any escrow fees charged by the Title Company.  Purchaser shall pay, on the Closing Date, the cost of title examination for the ALTA Owner's Policy of Title Insurance, all premiums for any modification or endorsement to the base form ALTA Owner's Policy of Title Insurance requested by Purchaser, including amendment of the survey exception or the comprehensive endorsement, all recording costs of the Deed and other conveyance documents to be recorded, if any, the costs of recording documentation and documentary fee taxes associated with Purchaser's financing of the purchase of the Property, and one-half (1/2) of any escrow fees charged by the Title Company. At the Closing, Seller shall give Purchaser a credit not to exceed $3,500.00 against the Purchase Price to be paid at Closing for the actual out-of-pocket cost paid by Purchaser to obtain the Updated Survey. In addition to the Closing Costs to be paid by Seller as provided in this Section 6.7, at the Closing Seller shall pay to Purchaser from the proceeds of the sale $200,000.00 for reimbursement of Seller's closing and due diligence costs and expenses and credit toward roof replacement.  Except as otherwise provided herein, each party shall pay its own attorneys' fees.

7.
RISK OF LOSS

7.1Casualty.

(a)If prior to the Closing Date there shall occur damage to any portion of the Land or Improvements caused by fire or other casualty of all or any portion of the Property which would cost $100,000.00 or less to repair or restore, as the case may be, the amount of such costs to be determined by a contractor regularly engaged in business in Clay County, Florida, chosen by Seller and reasonably acceptable to Purchaser, then Purchaser shall have no right to terminate its obligations under this Agreement and this transaction shall close as contemplated and there shall be assigned to Purchaser at Closing all right, title, and interest of Seller, in and to any insurance proceeds which may be payable to Seller on account of such occurrence (not including any proceeds payable on account of lost rents or income for the period prior to the Closing Date), and Purchaser shall take title to the

Property with the assignment of such proceeds and subject to such damage to or destruction of the Property without reduction in the Purchase Price, provided that Purchaser shall be given a credit towards the Purchase Price for the lesser of any deductible under Seller's insurance policy or the cost to repair or restore such damage or destruction.

(b)If prior to the Closing Date, there should occur damage to any portion of the Land or Improvements caused by fire or other casualty of all or any portion of the Property which would cost more than $100,000.00 to repair or restore, as the case may be, the amount of such costs to be determined by a contractor regularly engaged in business in Clay County, Florida, chosen by Seller and reasonably acceptable to Purchaser, then Purchaser or Seller shall have, as their sole and exclusive remedies: (i) the option to terminate this Agreement within five (5) days following a determination of the cost to repair and the amount of insurance proceeds which are payable on account of such casualty (but in no event later than thirty (30) days after the originally scheduled Closing Date as set forth in Section 6.1), in which event, the parties shall have no further rights or obligations hereunder, except as otherwise provided herein, and the Earnest Money shall be returned to Purchaser subject to Purchaser's satisfaction of the requirements set forth in Section 10.12 of this Agreement, or (ii) if Purchaser or Seller does not elect to terminate, this transaction shall close as contemplated and there shall be assigned to Purchaser at Closing all right, title and interest of Seller, in and to any insurance proceeds which may be payable to Seller on account of any such occurrence (not including any proceeds payable on account of lost rents or income for the period prior to the Closing Date), and Purchaser shall take title to the Property with the assignment of such proceeds and subject to such damage to or destruction of the Property without reduction of the Purchase Price; provided, however, Purchaser shall receive a credit towards the Purchase Price in the amount of the deductible under Seller's insurance policy.  In no event shall Seller have any affirmative obligation to rebuild or repair the Property pursuant to this Section 7.1.  The provision of this Section 7.1 shall govern notwithstanding any contrary provisions of the Florida Property Code, as amended.  Notwithstanding any provision in this Agreement to the contrary, Seller shall have the sole and exclusive right to adjust any insurance claim with Seller's insurance carriers after the Effective Date of this Agreement; provided that Seller shall adjust such claims in a commercially reasonable manner in order to attempt to obtain a reasonable payment of proceeds on the claim.

7.2Condemnation.  If prior to the Closing Date there shall occur the threatened taking or condemnation of any portion of the Property which is not material, then Purchaser shall have no right to terminate its obligations under this Agreement and this transaction shall close as contemplated and there shall be assigned to Purchaser at Closing all right, title, and interest of Seller to any condemnation awards or proceeds and Purchaser shall take title to the Property with the assignment of such condemnation awards or proceeds and subject to such taking or condemnation without reduction of the Purchase Price.  If prior to the Closing Date there shall occur the threatened taking or condemnation of all or a material portion of the Property, then Seller or Purchaser shall have, as its sole and exclusive remedies: (i) the option to terminate this Agreement within five (5) days following notice in writing to the other of such threatened taking or condemnation and a determination from the condemning authority of the amount of condemnation proceeds to be offered for the proposed taking (but in no event later than thirty (30) days after the originally scheduled Closing Date as set forth in Section 6.1), in which event, the parties shall have no further rights or obligations hereunder, except as otherwise provided herein, and the Earnest Money shall be returned to Purchaser subject to Purchaser's satisfaction of the requirements set forth in Section 10.12 of this Agreement, or (ii) if Seller or Purchaser does not elect to terminate, this transaction shall close as contemplated and there shall be assigned to Purchaser at Closing all right, title and interest of Seller to any condemnation awards or proceeds, and Purchaser shall take title to the Property with the assignment of such condemnation awards or proceeds and subject to such taking or condemnation without reduction of the Purchase Price.  As used in this Section 7.2, there shall occur the threatened taking or condemnation of a "material" portion of the Property if the area subject to the threatened taking or condemnation includes within its boundary any portion of the parking areas, the Improvements on the Land, or any means of ingress or egress to or from the Property or otherwise materially interferes with the operation of the Property.  In the event that any condemnation occurs prior to Closing, if Seller receives and retains any condemnation proceeds, the Purchase Price shall be reduced by such amount (but not below zero).

8.
DEFAULT

8.1Breach by Seller.  In the event that Seller shall breach any of its obligations hereunder or shall fail to consummate this Agreement for any reason other than Purchaser's default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, and if Purchaser is not then in default hereunder and is ready, willing and able to consummate this transaction, then Purchaser shall have the right to pursue one, but not all of the following, as its sole and exclusive remedies: (i) the right to terminate this Agreement and receive a refund of the Earnest Money upon Purchaser's satisfaction of the requirements set forth in Section 10.12 of this Agreement, or (ii) by giving written notice to Seller within ninety (90) days after the scheduled Closing Date and filing a lawsuit within one hundred twenty (120) days after the scheduled Closing Date, the right to seek specific performance of Seller's obligations to sell the Property in accordance with the terms of the Agreement.  In the event Purchaser fails to give written notice to Seller within such 90-day period or file a lawsuit for specific performance within such 120-day period, Purchaser shall be deemed to have elected the remedy of termination of this Agreement.  If Purchaser enforces specific performance of Seller's obligations to sell the Property in accordance with the terms of this Agreement Purchaser agrees that it shall accept a special warranty deed to the Property subject to the Permitted Encumbrances.  In no event shall Seller be liable to Purchaser for any actual, punitive, exemplary, speculative, or consequential, or other damages.

8.2Breach by Purchaser.  In the event that Purchaser shall breach any of its obligations hereunder prior to Closing or shall fail to consummate this Agreement at Closing for any reason other than Seller's default or the termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the terms and provisions hereof, and if Seller is not then in default, then Seller, as its sole and exclusive remedy for such pre-Closing breach, may terminate this Agreement and receive the Earnest Money as liquidated damages.  The parties agree that Seller will suffer damages in the event of Purchaser's default on its pre-Closing obligations.  Although the amount of such damages are difficult or impossible to determine, the parties agree that the amount of the Earnest Money is a reasonable estimate of Seller's loss in the event of Purchaser's pre-Closing default.  Thus, Seller shall accept and retain the Earnest Money as liquidated damages, but not as a penalty.  In the event Seller is entitled to the Earnest Money and the Earnest Money has not been previously distributed to Seller as liquidated damages, the Earnest Money shall be immediately paid to Seller by the Title Company upon written receipt of notice from Seller that Purchaser has defaulted under this Agreement.  Purchaser agrees to take all such actions and execute and deliver all such documents necessary or appropriate to effect such payment of the Earnest Money to Seller.  Seller shall also be entitled to recover its damages and reasonable attorneys' fees and costs in seeking recovery of the Earnest Money if Purchaser fails to instruct the Title Company to disburse the Earnest Money to Seller when Seller is entitled to obtain disbursement of the Earnest Money pursuant to this Agreement.

8.3Actions by Purchaser.  Notwithstanding anything to the contrary contained or implied elsewhere herein, in the event Purchaser (i) files a Lis Pendens or an action for specific performance against Seller or otherwise clouds Seller's title to the Property or any portion thereof and fails to prevail in a final, non-appealable judgment, or (ii) breaches Purchaser's agreements of indemnity contained in this Agreement, or (iii) breaches any of Purchaser's obligations that survive the Closing or termination of this Agreement, Seller shall be entitled to pursue any remedies available at law or in equity, including but not limited to, suit for damages from Purchaser (including, but not limited to, reasonable attorney's fees and costs incurred by Seller in connection therewith).

9.
COVENANTS AND REPRESENTATIONS

9.1Covenants of Seller.  From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a)Maintenance, Litigation.  Seller (i) will cause its property manager to continue to keep and maintain the Property in substantially the same manner that it is presently being kept and maintained on the Effective Date, and (ii) will use reasonable efforts to promptly advise Purchaser of any written notice of pending or threatened litigation, suit, arbitration, administrative hearing, or violation of applicable law or ordinance received by Purchaser concerning the Property after the Effective Date of this Agreement.

(b)Contracts.  Seller agrees that if it subsequently enters into any service or other contract affecting the Property after the Effective Date of this Agreement, it will furnish Purchaser with a copy of such contract and if such contract is not cancelable on 30-days written notice without penalty, Seller will, if Purchaser does not elect to assume such contract at Closing, terminate such contract and pay any termination fees in connection therewith. Notwithstanding the foregoing, Seller will terminate its management contract on the Property and all other Contracts which Purchaser does not elect in writing to assume during the Inspection Period (other than leases covering the community laundry rooms at the Property and agreements with the franchise cable television provider to the Property, if any), effective as of Closing.

(c)Leasing and Operations.  Seller will continue its present leasing efforts and will, or will cause its property manager to, continue to lease the Property in accordance with its present leasing policy.  Seller will cause its property manager to continue to operate the Property substantially in the manner operated on the Effective Date of this Agreement.

(d)Insurance.  Seller will maintain in force and effect its property and liability insurance with respect to damage or injury to person or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date.

(e)Permits and Licenses.  Seller shall maintain all permits, licenses and occupancy certificates applicable to the Property, including, but not limited to, all building and use permits and the certificate(s) of occupancy, which have been obtained by Seller.

9.2Covenants of Purchaser.  From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a)Further Acts and Interference.  Purchaser (i) will do such further acts as may be reasonably necessary, desirable or proper to carry more effectively the purposes of this Agreement, and (ii) will not unreasonably interfere with or hinder the operation of the Property prior to delivery of possession thereof to Purchaser following the Closing hereunder.

9.3Representations of Seller.  Seller represents to Purchaser that:

(a)Authority.  The execution and delivery by Seller of, and Seller's performance under, this Agreement are within Seller's powers and have been duly authorized by all requisite action and the person executing this Agreement on behalf of Seller has authority to do so.

(b)Enforceability. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(c)Foreign Person.  Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986 (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or estate as those terms are defined in such Internal Revenue Code and regulations promulgated thereunder).

(d)Litigation.  To Seller's knowledge, there are no pending legal actions, suits or proceedings affecting the Property by tenants of the Property or other parties, except as disclosed to Purchaser in writing, and, to Seller's knowledge, as of the Effective Date, no actions, suits, proceedings, attachments, executions or bankruptcy proceedings are threatened in writing against Seller by tenants of the Property or other parties which might materially adversely affect the Property or Seller's ability to sell the Property, except as disclosed to Purchaser in writing.

(e)Governmental Proceedings.  To Seller's knowledge, Seller has received no written notice from any governmental authority having jurisdiction over the Property that the Property is presently subject to any condemnation, assessment or similar proceeding or charge, or is in violation of any applicable law or ordinance which remains uncured.  To Seller's knowledge, no condemnation, assessment or similar proceeding or charge is currently threatened.

(f)Leases.  To Seller's knowledge, no tenants under the Leases have been given any consideration or concession which is due or payable after the Closing Date except as set forth in the Leases or the Rent Roll delivered to Purchaser as a part of the Delivery Items.

(g)Rent Roll. To Seller's knowledge, the Rent Roll delivered by Seller to Purchaser as a portion of the Delivery Items is materially accurate and complete as of the date of the Rent Roll.

(h)Seller's Expenses.  Seller will pay, in the ordinary course of Seller's business, all costs and expenses incurred by Seller with respect to the operation and maintenance of the Property prior to the Closing.

(i)Operating Statements.  To Seller's knowledge, the income and loss statements delivered by Seller to Purchaser as a portion of the Delivery Items are materially accurate and complete as of the date of such statements.

As used in this Agreement, the phrase "Seller's knowledge," or words of like effect (i) shall mean and apply to the knowledge of John R. Werra (the "Seller's Representative"), who is President of the management company managing the Property for Seller and directly involved in the negotiation of sale and purchase transaction described herein and not to any other parties, (ii) shall mean the current actual knowledge of such person, it being understood and acknowledged that (a) such person, in many instances, is not involved in the day-to-day operations of the Property and in many instances, is not involved in the negotiation or execution of the leases, management contracts, service contracts, or other agreements in question, and (b) such person is not charged with the knowledge of all of the acts and/or omissions of the predecessors in title to the Property or with knowledge of all of the acts and/or omissions of Seller's or Seller's property manager's agents or employees, and (iii) shall not apply to or be construed to apply to information or material which may be in the possession of Seller or Seller's property manager generally, or incidentally, but which is not actually known to Seller's Representative. As used herein, the term "current actual knowledge" of a party shall mean that no facts have come to the party's attention that would give the party actual knowledge that any such facts are not true, correct, and complete, and the party has no obligation to and has not undertaken no investigation, inquiry, or verification as to such matters to determine the existence or absence of such facts, and no inference of the party's knowledge of the existence or absence of such facts should be drawn from the statements made herein.  In no event shall Seller's Representative have any personal liability under this Agreement by reason of his acting as Seller's Representative hereunder.  In the event that either Seller or Purchaser should discover prior to the Closing that any representation made by Seller in this Agreement is untrue or inaccurate (herein referred to as a "Breach"), it shall promptly inform the other party in writing of its discovery and Purchaser shall have the right, as Purchaser's sole and exclusive remedy on account of such Breach by written notice delivered to Seller given upon the earlier to occur of the Closing Date or within ten (10) days after Purchaser becomes aware of the Breach to terminate this Agreement and receive a refund of the Earnest Money upon compliance with the conditions set forth in Section 10.12 hereof.  In the event that Purchaser fails to so terminate on or before the earlier to occur of the Closing Date or said ten (10) day period as aforesaid, Purchaser shall automatically be deemed to have waived any objection to such Breach and all rights or remedies against Seller on account of such Breach.  If Purchaser shall waive a Breach by failing to terminate this Agreement as provided above, such representation shall be deemed revised as of the Closing Date to the extent necessary to make the representation true and accurate.  Seller does not represent or warrant that there will be no change in any of the representations of Seller set forth in this Agreement prior to the Closing Date, however, it shall be a condition to Purchaser's obligation to consummate the transaction described in this Agreement that all representations made by Seller in this Agreement as of the Effective Date shall remain true and accurate in all material respects on the Closing Date.  Purchaser shall not have any right to bring any action against Seller for a Breach where Purchaser had knowledge of the Breach prior to Closing and failed to notify Seller of such fact prior to Closing.

9.4Representations of Purchaser.  Purchaser represents to Seller that:

(a)Authority.  The execution and delivery by Purchaser of and Purchaser's performance under, this Agreement, are within Purchaser's powers and have been duly authorized by all requisite action, and the person executing this instrument on behalf of Purchaser has authority to do so.

(b)Enforceability. This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

(c)Purchaser's Expenses.  Purchaser will pay, in the ordinary course of Purchaser's business, all costs and expenses incurred by Purchaser with respect to the operation and maintenance of the Property from and after the Closing.

10.
MISCELLANEOUS

10.1Notices.  All notices, demands and requests which may be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when (i) personally delivered to the address of the party to receive such notice set forth below or, (ii) whether actually received or not, three (3) days after deposited in any post office or mail receptacle regularly maintained by the United States Government, certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below, or (iii) sent by telecopy confirmed with delivery by a national overnight courier service the next business day with proof of delivery, addressed as set forth below, or (iv) sent for next business day delivery by a national overnight courier service with proof of delivery addressed as set forth below:

If to Seller:American Republic Realty Fund I
2800 N. Dallas Parkway, Suite 100
Plano, Texas  75093
Attn: John R. Werra
Telephone No. (972) 836-8000
Telecopier No.(972) 836-8033

with a copy to:Nathan M. Rosen, Esq.
Nathan M. Rosen, P.C.
One Bent Tree Tower
16475 Dallas Parkway, Suite 660
Addison, Texas 75001
Telephone No. (972) 818-7600
Telecopier No. (972) 818-7606

If to Purchaser:Four Winds Holdings, LLC
19000 S.W. 53rd Street
SW Ranches, Florida  33332
Attn: Matt Whitehead
Telephone No. (954) 556-8811
Telecopier No. (954) 556-6603

If to Title Company:Chicago Title Insurance Company
2001 Bryan Street, Suite 1700
Dallas, Texas 75201
Attn: Joycelyn Armstrong
Telephone No. (214) 965-1668
Telecopier No. (214) 965-1627

or such other place as Seller or Purchaser or Title Company, respectively, may from time to time designate by written notice to the other.

10.2Real Estate Commissions.  Neither Seller nor Purchaser has contacted any real estate broker, finder or similar person in connection with the transaction contemplated except Smith Equities Corporation (the "Broker").  Seller shall pay to Broker at the Closing a brokerage fee equal to One

Hundred Fifty-five Thousand and No/100 Dollars ($155,000.00); provided, that any such person or entity receiving any portion of the brokerage fee is a licensed real estate broker in the State of Florida; and provided, further, that Broker's right to such brokerage fee shall vest only at Closing, and no commissions shall be due if the Closing does not occur for any reason.  If more than one party is listed as Broker herein such parties shall share equally in the brokerage fee paid by Seller.  Seller and Purchaser each represents to the other that no other Acquisition Fees (as hereafter defined) have been paid or are due and owing to any other person or entity other than to Broker.  As used herein, "Acquisition Fees" shall mean all fees paid to any person or entity in connection with the selection and purchase of the Property, including real estate commissions, selection fees, non-recurring management and start-up fees, development fees or any other fee of similar nature.  Seller and Purchaser, each hereby agrees to indemnify and hold harmless the other from and against any and all claims for Acquisition Fees or similar charges with respect to this transaction, arising by, through or under the indemnifying party and each further agrees to indemnify and hold harmless the other from any loss or damage resulting from an inaccuracy in the representations contained in this Section 10.2.  This indemnification agreement of the parties shall survive the Closing.

10.3Entire Agreement.  This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

10.4Amendment.  This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

10.5Headings.  The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

10.6Time of Essence.  Time is of the essence in the performance of each party's obligations under this Agreement.  However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Florida, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

10.7Governing Law.  This Agreement shall be governed by the laws of the State of Florida and the laws of the United States pertaining to transactions in Florida.

10.8Successors and Assigns.  This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective permitted heirs, executors, administrators, personal and legal representatives, successors and assigns.  Purchaser shall not assign Purchaser's rights under this Agreement to any party without the prior written consent of Seller and any attempt to do so shall be null and void and of no force and effect.  Notwithstanding the foregoing, this Agreement, and the rights and obligations hereunder, may be assigned by Purchaser at any time to an entity (a "Permitted Assignee") which is owned by Purchaser, owns Purchaser or is under common ownership with Purchaser or is an entity which Purchaser manages, controls or advises, such as a partnership which is managed by Purchaser or an affiliate of Purchaser.  In the event of any permitted assignment, Seller agrees to close the transaction contemplated hereunder with the Permitted Assignee.  No assignment of this Agreement by Purchaser shall relieve Purchaser for any of its obligations under this Agreement whether arising before or after the assignment.

10.9Invalid Provision.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

10.10Attorneys' Fees.  In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys' fees incurred in such suit.

10.11Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

10.12Refund of Earnest Money.  Notwithstanding any provision contained in this Agreement to the contrary, as a condition precedent to Purchaser's entitlement to a refund of the Earnest Money, Purchaser shall (i) execute and deliver to Seller, the Release in the form attached hereto as Exhibit "G", and (ii) deliver to Seller all of the Delivery Items and other documents provided to Purchaser by Seller or Seller's agents pursuant to Section 4.3 hereof and, to the extent not previously delivered to Seller pursuant to Section 6.1 hereof, copies of all surveys, environmental reports, engineering or inspection reports, and appraisals obtained by Purchaser or Purchaser's proposed lenders and delivered to Purchaser with  respect to the Property.

10.13Limitation Date.  Purchaser and Seller hereby agree that, notwithstanding any provision of this Agreement or any provision of law to the contrary, any action which may be brought by Purchaser against Seller for breach of this Agreement or any representations and warranties under this Agreement or arising out of or in connection with the sale and purchase transaction described herein, shall be forever barred unless Purchaser: (i) delivers to Seller no later than one (1) year after the Closing Date (the "Notice Date") a written notice of its claims setting forth in reasonable detail the factual basis for such claim and Purchaser's good faith estimate of damages arising out of such claim, (ii) files a complaint or petition against Seller alleging such claim in a court of competent appropriate jurisdiction no later than two (2) years and one (1) day after the Closing Date (the "Limitation Date").  No warranties or representations, agreements, or covenants of Seller that survive beyond the Closing as expressly set forth in this Agreement shall survive beyond the Notice Date and no action based thereon shall be commenced after the Limitation Date.

10.14Date of this Agreement.  This Agreement shall be null and void unless the second party to execute this Agreement executes and delivers three (3) fully executed copies of this Agreement to Title Company at the address shown in Section 10.1 hereof, no later than five (5) days after the date the first party executes this Agreement as indicated on the signature page hereof.  As used in this Agreement, the terms "date of this Agreement" or "date hereof" or "Effective Date" shall mean and refer to the latest date of execution of this Agreement by Seller or Purchaser as indicated on the signature page.

10.15Exhibits.  The following exhibits are attached to this Agreement and are incorporated into this Agreement and made a part hereof:

(a)Exhibit "A", the Land;
(b)Exhibit "B", Items to be delivered by Seller;
(c)Exhibit "C", the Deed;
(d)Exhibit "D", the Bill of Sale;

(e)Exhibit "E", the Assignment of Leases;
(f)Exhibit "F", the Tenant Notice Letter;
(g)Exhibit "G", Purchaser's Release; and
(h)Exhibit "H", Lead-Based Paint Disclosure.

10.16No Recording.  This Agreement shall not be recorded by Purchaser for any reason whatsoever and an attempt to do so shall render Purchaser liable to Seller for any damages allowable at law or in equity on account of such breach.

10.17Lead-Based Paint.  Contemporaneously with the execution of this Agreement by Seller and Purchaser, Seller is hereby delivering to Purchaser and Purchaser hereby acknowledges receipt of (a) the Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards (the "Disclosure") in form and substance of Exhibit "H" attached hereto, and (b) the pamphlet Protect Your Family from Lead in Your Home (the "Pamphlet") pursuant the Residential Lead-Based Paint Hazard Reduction Act, Title X of the Housing and Community Development Act of 1992, 42 U.S.C. Sec. 1018, et seq., and regulations promulgated thereunder. Seller and Purchaser each agree to execute and initial the Disclosure in the places indicated based on the form of Exhibit "H" and cause the Broker to execute the Disclosure.  Purchaser acknowledges that Purchaser is being provided a period of at least ten (10) days, which period shall run concurrently with and during the Inspection Period, in which Purchaser may conduct its own risk assessment or inspection of the Property for lead-based paint hazards on or pertaining to the Property.

10.18Exchange.  Seller or Purchaser may consummate the sale of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to Section 1031 of the Internal Revenue Code, as amended (the "Code") and may assign its rights under this Agreement to accomplish the Exchange, provided that:  (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to either party's obligations under this Agreement; (b) each party shall effect the Exchange through a qualified intermediary and neither party shall be required to take an assignment of the purchase agreement for the exchange property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; (c) each exchanging party shall pay and indemnify and hold the other harmless from any additional costs, liability, obligations and expenses that would not otherwise have been incurred by the other had the exchanging party not consummated its sale through the Exchange; and (d) neither party shall be relieved or deem relieved from any of such party's obligations or covenants under this Agreement on account of any assignment of this Agreement by such party to accomplish the Exchange.  Neither party shall by this Agreement or acquiescence to the Exchange (a) have its rights under this Agreement affected or diminished in any manner or (b) be responsible for compliance with or be deemed to have warranted that the Exchange in fact complies with Section 1031 of the Code.

(SIGNATURE PAGE FOLLOWS)

SIGNATURE PAGE TO
AGREEMENT OF PURCHASE AND SALE
BY AND BETWEEN
AMERICAN REPUBLIC REALTY FUND I
AND
FOUR WINDS HOLDINGS, LLC

SELLER:

AMERICAN REPUBLIC REALTY FUND I,
a Wisconsin limited partnership

DATE OF EXECUTION
BY SELLER:

By:
Robert J. Werra, General Partner

PURCHASER:

FOUR WINDS HOLDINGS, LLC,
a Florida limited liability company
DATE OF EXECUTION
BY PURCHASER:

By:
Name:
Title:

The undersigned Title Company hereby acknowledges receipt of the Earnest Money and a copy of this Agreement, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement.

CHICAGO TITLE INSURANCE COMPANY

DATE OF EXECUTION
BY TITLE COMPANY:

By:
Name:
Title:

JOINDER BY AGENT

The undersigned join in the execution of this Agreement for the purpose of representing and warranting to Seller and Purchaser that they (i) are duly licensed real estate brokers under the laws of the State of Florida and its applicable regulations, (ii) are duly authorized to earn and receive a commission in connection with a transaction by this Agreement, (iii) have contacted no other real estate broker, finder or other party in connection with this transaction to whom fees may be due or payable, and (iv) acknowledge and agree to the terms and provisions of Section 10.2 hereof.  The undersigned shall indemnify and hold Seller and Purchaser harmless from any and all loss, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys' fees and court costs) resulting by reason of a breach of any representations and warranties made by the undersigned herein or by reason of any claims or entitlement to a commission, fee or other sum in connection with the transaction evidenced by this Agreement made by any present or former employee of the undersigned.  Notwithstanding anything contained in this Agreement to the contrary, this provision shall survive the Closing or any early termination of this Agreement.

SMITH EQUITIES CORPORATION

By:
Gerald A. Smith, President

EXHIBIT "A"

Legal Description

EXHIBIT "B"

Items to be Delivered by Seller

1.Copies of all currently effective service, maintenance or other contracts (not including management contracts) relating to the ownership and operation of the Property.

2.A current rent roll of the Property in the form used by Seller in the ordinary course of Seller's business.

3.Copy of any environmental and engineering studies performed for or by Seller and in Seller's possession.

4.All income and expense reports for the Property for calendar year 2006 and year-to-date 2007.

5.An inventory of the personal property located on the Property and to be conveyed by Seller to Purchaser in excess of $300.00 in value, excluding appliances, draperies, or other personal property, if any, located in the individual apartment units.

6.Delinquency report for the Property in the form used by Seller in the ordinary course of Seller's business.

7.Copy of the real and personal property tax statements for the Property for the year 2006.

8.Summary of the payroll expense for all current on-site employees at the Property by employee.

9.Copies of all unit floor plans, site plans, and property leasing brochures currently used by Seller in leasing the apartment units in Seller's possession.

10.Copies of utility bills for the Property for the twelve (12) month period ending on the Effective Date.

11.Copies of all Certificates of Occupancy for the Property in Seller's possession.

EXHIBIT "C"

After Recording Return To:

SPECIAL WARRANTY DEED

STATE OF FLORIDA            §
§KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF CLAY                §

That   ("Grantor") for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other valuable consideration to Grantor paid by the Grantee named below, the receipt of which is hereby acknowledged by these presents does GRANT, SELL and CONVEY unto ___________________, whose address is   ("Grantee"), all of that certain real property in Clay County, Florida, described on Exhibit "A" attached hereto and made a part hereof for all purposes, together with all buildings, structures, and improvements located thereon and all fixtures attached thereto, and any and all appurtenances belonging or appertaining thereto (said real property together with any and all related buildings, structures, and improvements, fixtures and appurtenances as described herein are collectively referred to as the "Property").

This conveyance is made subject to: (a) all matters stated herein, and (b) all of the matters set forth on Exhibit "B" attached hereto and made a part hereof for all purposes (collectively, the "Permitted Encumbrances").

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging unto Grantee, Grantee's successors and assigns forever; and Grantor does hereby bind itself and its successors and assigns to WARRANT and FOREVER DEFEND all and singular the said Property unto Grantee, Grantee's successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise, subject to the Permitted Encumbrances.

[INCORPORATE PROVISIONS OF SECTION 5.1 OF AGREEMENT]

Grantee hereby assumes the payment of all unpaid real property taxes and assessments and all special assessments of whatever kind and character affecting the Property for the current year and subsequent years and other items conveyed hereunder and Grantee agrees to indemnify and hold harmless Grantor from any an all claims and liability for the payment thereof.

EXECUTED this   day of  , 2007.

GRANTOR:

By:
Name:
Title:

(ADD PROPER ACKNOWLEDGEMENTS)

EXHIBIT "D"

BILL OF SALE AND ASSIGNMENT

STATE OF FLORIDA        §
§KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF CLAY            §

That  ("Grantor"), for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to Grantor in hand paid by ___________ ("Grantee"), the receipt of which is hereby acknowledged, has BARGAINED, SOLD and DELIVERED, and by these presents does BARGAIN, SELL and DELIVER, unto the said Grantee all of the following described personal property in Clay County, Florida (the "Personal Property"), to wit:

All fixtures, furniture, carpeting, draperies, appliances, furnishings, equipment, machinery, inventory, supplies and other items of tangible personal property owned by Grantor and affixed, attached to, located on or about and used exclusively in connection with the ownership, operation, and maintenance of the real property (the "Real Property") situated in Clay County, Florida, being more particularly described in Exhibit "A" attached hereto and made a part hereof for all proposes and improvements thereon, along with all of Grantor's right, title and interest in all intangible personal property pertaining to the Real Property.

TO HAVE AND TO HOLD the aforesaid property unto Grantee, its successors and assigns forever.

Grantor hereby assigns to Grantee, and Grantee hereby agrees to assume and perform all obligations accruing under the maintenance, service and supply contracts (the "Contracts") listed on Exhibit "B" attached hereto and made a part hereof from and after the date hereof, and Grantee does hereby agree to indemnify and hold Grantor harmless of and from all such obligations accruing from and after the date hereof.

UPON SALE AND ASSIGNMENT OF THE PERSONAL PROPERTY AND CONTRACTS, GRANTOR SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, OR CONCERNING THE NATURE OR CONDITION OF THE PERSONAL PROPERTY OR CONTRACTS OR THE SUITABILITY THEREOF FOR ANY AND ALL ACTIVITIES AND USES WHICH GRANTEE MAY ELECT TO CONDUCT THEREWITH.  THE SALE AND ASSIGNMENT OF THE PERSONAL PROPERTY AND CONTRACTS TO GRANTEE IS MADE IN ITS PRESENT CONDITION ON AN "AS IS", "WHERE IS" AND "WITH ALL FAULTS" BASIS, AND GRANTEE BY ACCEPTANCE OF THIS BILL OF SALE AND ASSIGNMENT EXPRESSLY ACKNOWLEDGES THAT IN CONSIDERATION OF THE SALE AND ASSIGNMENT OF THE PERSONAL PROPERTY AND CONTRACTS, GRANTOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE PERSONAL PROPERTY OR CONTRACTS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, TITLE, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PERSONAL PROPERTY OR CONTRACTS OR ANY PORTION THEREOF.

EXECUTED on _________________________, 2007.

GRANTOR:

By:
Name:
Title:

GRANTEE:

By:
Name:
Title:

EXHIBIT "E"

ASSIGNMENT OF LEASES AND ASSUMPTION AGREEMENT

STATE OF FLORIDA        §
§KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF CLAY        §

THIS ASSIGNMENT OF LEASES AND ASSUMPTION AGREEMENT is executed by and between   ("Assignor") and __________________________ ("Assignee").

W I T N E S S E T H:

Assignor has heretofore entered into certain tenant leases with tenants covering apartments located in the property commonly known as the Four Winds Apartments and located on a certain tract of land situated in Clay County, Florida (collectively the "Property"), more particularly described on Exhibit "A" attached hereto and made a part hereof for all purposes (the tenant leases are sometimes referred to herein as the "Leases").

Assignee desires to purchase from Assignor, and Assignor desires to sell and assign to Assignee, the Leases and the leasehold estates created thereby.

NOW, THEREFORE, for and in consideration of the premises and the agreements and covenants herein set forth, together with the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration this day paid and delivered by Assignee to Assignor, the receipt and sufficiency of all of which by Assignor are hereby confessed and acknowledged, Assignor does hereby ASSIGN, TRANSFER, SET OVER and DELIVER unto Assignee the Leases pertaining to the Property and the leasehold estates created thereby listed on Exhibit "B" attached hereto and made a part hereof for all purposes, and all of the rights, benefits and privileges of the lessor thereunder, including without limitation an amount of cash equal to all tenant security, pet, cleaning or other deposits however denominated provided to Assignor under the Leases and not forfeited, credited or returned to tenants, but subject to all terms, conditions, reservations and limitations set forth in the Leases.

TO HAVE AND TO HOLD all and singular the Leases unto Assignee, its successors and assigns.

1.It is specifically agreed that Assignor shall not be responsible to the lessees under the Leases for the discharge and performance of any and all duties and obligations to be performed and/or discharged by the lessor thereunder for the period from and after the date hereof, but Assignor shall perform and discharge all duties and obligations of lessor under the Leases prior to the date hereof.  By accepting this Assignment of Leases and Assumption Agreement and by its execution hereof, Assignee hereby assumes and agrees to discharge and perform all of the terms, covenants and conditions of the Leases on the part of the lessor therein required to be performed, for the period from and after the date hereof, but not prior thereto, including, but not limited to, the obligation to repay or account for, in accordance with the terms of the Leases, to the lessees thereunder any and all security, pet and prepaid rental deposits provided for under the Leases.

2.All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Leases and Assumption Agreement this the ______ day of ____________________, 2007.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

(ADD PROPER ACKNOWLEDGMENTS)

EXHIBIT "F"

LETTER TO TENANTS

______________, 2007

______________________
Apartment No. ________
Four Winds Apartments
______________________
Jacksonville, Florida

Re:Notice of Change of Ownership of Four Winds Apartments, Jacksonville, Florida (the "Property")

Dear Resident:

You are hereby notified as follows:

1.That as of the date hereof the Property has been transferred, sold, assigned, and conveyed to ___________________ (the "New Owner") whose address is  .

2.The New Owner has received and is responsible for your tenant security deposit and/or pet deposit in the aggregate amount of $________________ with respect to your leased premises at the Property.

3.Future rental payments with respect to your leased premises at the Property should be made to the New Owner by delivery of payment to the on-site manager of the Property. All checks or money orders must be made payable to the order of __________________________________.

Yours very truly,

NEW OWNER:

By:
Title:

TRANSFER ACKNOWLEDGED:

By:
Name:
Title:

EXHIBIT "G"

PURCHASER'S RELEASE

This Release ("Release") is entered into this   day of  , 2007, between ________________________ ("Seller") and   ("Purchaser").

RECITALS

A.Seller and Purchaser entered into that certain Purchase and Sale Agreement (the "Agreement") dated effective  , 2007, providing for the purchase and sale of the Property known as the Four Winds Apartments, Jacksonville, Clay County, Florida.

B.Pursuant to Section     of the Agreement, Purchaser has terminated the Agreement and is entitled to a refund of the Earnest Money.  Under Section 10.12 of the Agreement, Purchaser must execute and deliver to Seller this Release.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.Seller and Purchaser hereby ratify and confirm the above recitals. All defined terms used in this Release shall have the same meanings ascribed to them in the Agreement.

2.Purchaser hereby releases and discharges Seller and Title Company, their employees, agents and contractors, from any and all claims, liabilities and expenses (including reasonable attorney's fees) in connection with the Agreement, and does further ratify and confirm that Purchaser has no rights in and to the Property.

3.Seller does hereby release and discharge Purchaser and Title Company, their agents and contractors, from any and all claims, liabilities and expenses (including reasonable attorney's fees) in connection with the Agreement.

4.Seller and Purchaser hereby instruct the Title Company to deliver to Purchaser the Earnest Money.

5.This Release does not purport to release the matters set forth below, and Seller and Purchaser hereby reserve all rights and remedies relating to:

a.any breach by Purchaser under Section 4.3 of the Agreement;

b.the indemnities made by Purchaser in the Agreement which expressly survive termination of the Agreement; and

c.the joint indemnity made in Section 10.2 of the Agreement.

6.Seller and Purchaser hereby represent and warrant to the other that each has the power and authority to enter into this Release and that each party is the owner and holder of all claims and causes of action purported to be released hereunder.

SELLER:

By:
Name:
Title:

PURCHASER:

By:
Name:
Title:

[ADD PROPER ACKNOWLEDGMENTS]

EXHIBIT "H"

Disclosure of Information on Lead-Based Paint
and/or Lead-Based Paint Hazards

Lead Warning Statement:

Every purchaser of any interest in residential real property on which a residential dwelling was built before 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning.  Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory.  Lead poisoning also poses a particular risk to pregnant women.  The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller’s possession and notify the buyer of any known lead-based paint hazards.  A risk assessment or inspection for possible lead-based paint hazards is recommended before purchase.

Seller’s Disclosure:

(A)  Presence of lead-based paint and/or lead-based paint hazards (check (1) or (2) below):

(1) ______ - Known lead-based paint and/or lead-based paint hazards are present in the housing.  To Seller’s knowledge, the following circumstances are present in the housing:
____________________________________________________________________________________________________________________________________________________________________________.

(2) __X____ - Seller has no knowledge of lead-based paint or lead-based paint hazards in the housing.

(B) Records and reports available to Seller (check (1) or (2) below):

(1) ______ - Seller has provided Buyer with all available records and reports pertaining to lead-based paint and/or lead-based paint hazards in the housing.  The following documents were provided:
____________________________________________________________________________________________________________________________________________________________________________.

(2) __X____ - Seller has no reports or records pertaining to lead-based paint and/or lead-based paint hazards in the housing.

Buyer’s Acknowledgment:

Buyer has read the Lead Warning Statement above and understands its contents.  Buyer has received the pamphlet Protect your family from Lead in Your Home.  Buyer received an opportunity to conduct a risk assessment or inspection for presence of lead-based paint and/or lead-based paint hazards, which opportunity expires on March 30, 2007.

Agent’s Acknowledgment:

Agent has informed Seller of Seller’s obligations under 42 U.S.C. Section 4852d and is aware of its responsibility to ensure compliance.

Certification of Accuracy:

The following parties have reviewed the information above and certify to the best of their knowledge, that the information they have provided is true and accurate.  Each of the following parties has duly executed and delivered this Lead Paint Disclosure Attachment prior to execution and delivery of the above-referenced Purchase and Sale Agreement.

SIGNATURE PAGE TO
DISCLOSURE OF INFORMATION ON LEAD-BASED PAINT
AND LEAD-BASED PAINT HAZARDS

SELLER:

AMERICAN REPUBLIC REALTY FUND I,
a Wisconsin limited partnership

DATE OF EXECUTION
BY SELLER:

By:
Robert J. Werra, General Partner

PURCHASER:

FOUR WINDS HOLDINGS, LLC, a Florida limited
liability company
DATE OF EXECUTION
BY PURCHASER:

By:
Name:
Title: